AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of June 3, 2003, made and entered into by and between Hayes Lemmerz International, Inc., a Delaware corporation ("Hayes"), and HLI Operating Company, Inc., a Delaware corporation ("HLI OpCo"). Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc., and its Affiliated Debtors and Debtors in Possession, as Further Modified, dated as of April 9, 2003 (the "Plan").

                  WHEREAS, the Merger (as defined below) is contemplated by the Plan and is being consummated pursuant to and in accordance with the Plan; and

                  WHEREAS, the Board of Directors of Hayes has approved the Plan and the transactions contemplated thereby and the Plan has been confirmed by the order of a court of competent jurisdiction, pursuant to Section 303 of the General Corporation Law of the State of Delaware (the "DGCL"), Hayes is authorized to enter into this Merger Agreement and consummate the transactions contemplated hereby without any further action of the Board of Directors or stockholders of Hayes; and

                  WHEREAS, the Board of Directors of HLI OpCo has approved this Merger Agreement and the transactions contemplated hereby; and

                  WHEREAS, pursuant to the Plan on the Effective Date and after the Effective Time (as defined below) of the Merger, HLI OpCo will issue to certain holders of Allowed Claims (the "Holders") an aggregate of one hundred thousand (100,000) shares of Series A Cumulative Redeemable Exchangeable Preferred Stock (the "OpCo Preferred Shares") having the rights, designations and preferences set forth in the Certificate of Incorporation of HLI OpCo, as amended; and

                  WHEREAS, pursuant to the Plan, on the Effective Date and immediately prior to the Effective Time of the Merger, HLI Holding Company, Inc. (to be renamed Hayes Lemmerz International, Inc.), a Delaware corporation ("HLI HoldCo"), will issue and contribute to HLI Parent Company, Inc., a Delaware corporation and the sole stockholder of HLI OpCo ("HLI Parent"), certain shares of New Common Stock, Series A Warrants and Series B Warrants of HLI HoldCo (collectively, the " HoldCo Securities"), and pursuant to the Plan, on the Effective Date, immediately after receiving the contribution of the HoldCo Securities from HLI HoldCo and immediately prior to the Effective Time of the Merger, HLI Parent will contribute the HoldCo Securities to HLI OpCo for distribution to the Holders after the Effective Time of the Merger, all upon the terms and subject to the conditions set forth in the Plan; and

                  WHEREAS, on the Effective Date and after the Effective Time of the Merger, pursuant to this Merger Agreement and the Plan, HLI OpCo, as the Surviving Corporation (as defined below) in the Merger, shall distribute the HoldCo Securities and issue the OpCo Preferred Shares (collectively, the "Securities") to the Holders, all upon the terms and subject to the conditions set forth in the Plan.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for the purpose of merging Hayes with and into HLI OpCo (the "Merger") and setting forth certain terms and conditions of the Merger and the mode of carrying the same into effect, and for purposes of giving effect to the other transactions contemplated hereby, Hayes and HLI OpCo hereby agree as follows:

                  1. Merger. Subject to the terms and conditions set forth herein, and in accordance with Section 251 of the DGCL, Hayes shall be merged with and into HLI OpCo. HLI OpCo shall be, and is herein referred to as, the "Surviving Corporation." The Merger shall become effective at the time and on the date of filing of a Certificate of Merger relating to the Merger with the Office of the Secretary of State of the State of Delaware or at such other time, if any, as shall be specified in such Certificate of Merger (the "Effective Time").

                  2. Effects of Merger. At the Effective Time, Hayes shall be merged with and into HLI OpCo and the separate existence of Hayes shall cease. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of Hayes, all as provided under applicable law and as set forth in the Plan.

                  3. Certificate of Incorporation and By-Laws. The Amended and Restated Certificate of Incorporation and the By-Laws of HLI OpCo, each as in effect immediately prior to the Effective Time, shall continue to be the Amended and Restated Certificate of Incorporation and the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

                  4. Directors and Officers. The directors of HLI OpCo and the officers of Hayes immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Amended and Restated Certificate of Incorporation and the By-Laws of the Surviving Corporation, or as otherwise provided by law.

                  5. Conversion of Shares.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of any class of capital stock of Hayes issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) At the Effective Time, the capital stock of HLI OpCo shall remain issued and outstanding, shall be unaffected by the Merger and shall represent the capital stock of the Surviving Corporation.

                  6. Cancellation of Other Hayes Securities. In addition to the cancellation of all of the issued and outstanding shares of capital stock of Hayes in the Merger, as provided in Section 5(a) hereof, at the Effective Time, pursuant to the Plan and except as otherwise specifically provided for therein, the Unsecured Notes, Old Common Stock Options, any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Reorganizing Debtors or ownership interest in Hayes, and all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable or otherwise, to acquire any of the foregoing, except such notes or other instruments evidencing indebtedness or obligations of the Reorganizing Debtors that are specifically Reinstated under the Plan, shall be cancelled and retired and shall cease to exist, and the only consideration that shall be delivered in exchange therefor shall be such consideration, if any, that is specifically provided for in the Plan.

                  7. Distribution of Securities. As promptly as practicable after the Effective Time, the Surviving Corporation shall distribute the Securities, or cause the Securities to be distributed, to the Holders pursuant to and in accordance with the Plan. The Surviving Corporation shall take all steps and do all things reasonably necessary to effect the distribution of the Securities to the Holders pursuant to and in accordance with the Plan and to otherwise consummate such distribution as promptly as practicable after the Effective Time.

                  8. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Hayes such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Hayes and otherwise to carry out the purposes of this Merger Agreement, and the officers of the Surviving Corporation are fully authorized in the name and on behalf of Hayes or otherwise to take any and all such action to execute and deliver any and all such deeds and other instruments.

                  9. Combined Information Reporting. The Surviving Corporation shall assume the entire federal tax information reporting obligations of Hayes for all Internal Revenue Service Forms 1042-S and all Internal Revenue Service forms in the series 1098, 1099 and 5498 pursuant to the "alternative procedure" described in Rev. Proc. 99-50, 1999-2 C.B. 757 (and any successor thereto) and shall comply with all of the requirements for electing the "alternative procedure" set forth in section 5 of Rev. Proc. 99-50, 1999-2 C.B. 757 (and any successor thereto).

                  10. Amendment and Modification. This Merger Agreement may be amended or modified at any time by the parties hereto, but only pursuant to an instrument in writing signed by the parties and only in accordance with applicable provisions of Delaware law.

                  11. Entire Agreement; Assignment. This Merger Agreement, together with the Plan (and exhibits thereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

                  12. Validity. The invalidity or unenforceability of any term or provision of this Merger Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

                  13. Governing Law. This Merger Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

                  14. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Merger Agreement or in any way affect this Merger Agreement.

                  15. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                           [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Hayes and HLI OpCo have caused this Merger Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                         HAYES LEMMERZ INTERNATIONAL, INC.


                                         By: /s/ James A. Yost
                                            --------------------------------
                                            Name:  James A. Yost
                                            Title: Vice President, Finance
                                                   and Chief Financial Officer


                                         HLI OPERATING COMPANY, INC.


                                         By: /s/ Patrick C. Cauley
                                            ---------------------------------
                                            Name:  Patrick C. Cauley
                                            Title: Secretary